Exhibit 99
                       NEW ENGLAND COMMUNITY BANCORP, INC.
                                  P.O. Box 130
                                Windsor, CT 06095
Immediate Release

CONTACT:    Anson C. Hall
            Vice President and Chief Financial Officer
            860-683-4610

             NEW ENGLAND COMMUNITY BANCORP COMPLETES ACQUISITION OF
                          FIRST BANK OF WEST HARTFORD

WINDSOR, CT, August 7, 1997--New England Community Bancorp, Inc. (NASDAQ: NECB), the parent of New England Bank (Windsor, Connecticut) and The Equity Bank (Wethersfield, Connecticut), today completed the acquisition of First Bank of West Hartford ("First Bank"). This is the third acquisition completed by NECB in the past three years and increases the Company's total assets to approximately $520 million. Effective August 8, 1997, First Bank's office will open as a branch of New England Bank.

Under the terms of the agreement, shareholders of First Bank received 0.62 shares of New England Community Bancorp Common Stock in exchange for each share of First Bank Common Stock owned.

The Company will account for the acquisition using pooling-of-interests method of accounting. Under this method, the recorded assets and liabilities of First Bank will be carried forward to NECB at their recorded amounts. In addition, all subsequent financial statements will be presented as though the companies had been combined as of the earliest period presented.

                               STATISTICAL SUMMARY
                               -------------------

(thousands of dollars,
except per share data)
                                            NECB                     First Bank
data as of June 30, 1997                 --------------------------------------
      Total Assets                        $438,109                    $83,168
      Total Loans                         $293,562                    $48,781
      Total Deposits                      $381,390                    $69,354
      Total Capital                        $42,413                     $9,159
      Shares Outstanding                     3,667                      1,543
      Book value per share                  $11.43                      $5.93

New England Community Bancorp, Inc. is the parent Company of The Equity Bank and New England Bank. Equity Bank is located in Wethersfield, Connecticut. New England Bank is headquartered in Windsor, Connecticut, and operates twelve banking centers servicing the communities of Canton, East Windsor, Ellington, Enfield, Manchester (2), Poquonock, Somers, Suffield, West Hartford and Windsor, Connecticut.